AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 2007

Registration No. 333-____

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Castwell Precast Corporation

(Name of Small Business Issuer in its Charter)

NEVADA (State or Other Jurisdiction of Incorporation or Organization)	1770 (Primary Standard Industrial Classification Code Number)	20-2722022 (I.R.S. Employer Identification Number)

5641 South Magic Drive

Murray, Utah 84107

(801) 599-5443

(Address and telephone number of Principal Executive Offices)

Same as Above

(Address of Principal Place of Business or Intended Principal Place of Business)

Jason T. Haislip

5641 South Magic Drive

Murray, Utah 84107

(801) 599-5443

(Name, Address and Telephone Number of Agent for Service)

copies to:

Mark N. Schneider, Esq.

Mark N. Schneider, A Professional Corporation

4764 South 900 East, Suite 3-C

Salt Lake City, Utah 84117

Telephone: (801) 263-3576

Fax: (801) 685-0949

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock Par Value $0.001	1,000,000	$0.15	$150,000	$4.61

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject To Completion, Dated July 16, 2007

The information contained in this prospectus is not complete and may be changed.

We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

1,000,000 Shares

Castwell Precast Corporation

Common Stock

$ 0.15 Per Share

This is an initial public offering of shares of common stock of Castwell Precast Corporation, a Nevada corporation, par value $0.001 (the “Shares”). We are offering up to 1,000,000 Shares at an offering price of $0.15 per Share. The offering is being conducted on a “best efforts, 800,000 Shares minimum, 1,000,000 Shares maximum” basis. The minimum purchase by any investor is 2,000 Shares, unless waived by us. There is no assurance that all or any of the Shares will be sold. Our officers and directors and their affiliates may purchase Shares in the offering and such purchases will count toward the sale of the minimum number of Shares. The offering will continue until the earlier of the date all offered Shares have been sold or three months from the date of this Prospectus (unless extended by us for one additional month). Proceeds from the sale of Shares will be deposited in a segregated escrow account maintained for this offering by Colonial Stock Transfer Co., Inc. as escrow agent for Castwell Precast Corporation, 66 Exchange Place, Salt Lake City, Utah 84111, until subscriptions for at least 800,000 Shares have been received. If we do not sell 800,000 Shares within three months of the date of this Prospectus (unless extended by us for one additional month), all proceeds received will be returned promptly to subscribers without paying interest or deducting any expenses of the offering. Subscribers will not have the use of their funds, will not earn interest on funds held in escrow and will not be able to obtain the return of funds placed in escrow until the offering period expires, which may be up to four months. The Shares are being offered through our officers who will not be compensated for such activities. No broker-dealer is participating in this offering and no sales commissions will be paid to any person in connection with this offering.

There is currently no trading market for our Shares and there can be no assurance that any trading market will develop in the future.

An investment in our stock is extremely speculative and involves several significant risks. You are cautioned not to invest unless you can afford the loss of your entire investment. We urge you to read the “Risk Factors” section of this Prospectus beginning on page 3, and the rest of this Prospectus, before making an investment decision.

	Offering Price to Public(1)	Proceeds to Company(2)
Per share	$0.15	$0.15
Total:
Minimum Offering	$120,000	$120,000
Maximum Offering	$150,000	$150,000

(1) The offering price of $0.15 per Share has been arbitrarily determined by us. The offering price bears no relation to the assets or book value of the Company or to any other recognized criteria of value.

(2) The proceeds to the Company do not reflect the deduction of expenses of this offering, estimated at $30,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July [__], 2007.

Table of Contents

Page
Prospectus Summary	2
Risk Factors	3
Forward-Looking Statements	5
Market for Common Stock and Dividend Policy	5
Use of Proceeds	6
Dilution	6
Management’s Discussion and Analysis of Financial Condition and Results of Operations	7
Business	9
Management	11
Executive Compensation	12
Certain Relationships and Related Transactions	13
Principal Stockholders	14
Description of Capital Stock	15
Plan of Distribution	16
Where You Can Find Additional Information	16
Legal Matters	16
Experts	17
Financial Statements	F-1

Prospectus Summary

This Prospectus summary contains an overview of the information from this Prospectus, but may not contain all of the information that is important to you. This Prospectus includes specific terms of the offering of our Shares of common stock and summary information about our business and financial data. We encourage you to read this Prospectus, including the “Risk Factors” section beginning on page 3, in its entirety before making an investment decision.

Castwell Precast Corporation

We are a start-up company that manufactures and installs precast concrete window wells for new and existing residential properties in the Salt Lake City, Utah Metropolitan Area.

Our Address

Our executive offices are currently located at the residence of our corporate secretary at 5641 South Magic Drive, Murray, Utah 84107, where our telephone number is (801) 599-5443. We also lease an approximately 4,000 square foot manufacturing and warehouse facility located at 4131 South 420 West, Murray, Utah.

The Offering

Offering Price:	$0.15 per Share

Shares of common stock offered:

Minimum Offering	800,000 shares
Maximum Offering	1,000,000 shares

Common stock to be outstanding after the offering:

Minimum Offering	3,608,348 shares
Maximum Offering	3,808,348 shares

Use of Proceeds	We plan to use the proceeds from this offering to acquire additional equipment, pay our general and administrative expenses and for use as working capital. See “Use of Proceeds.”

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Plan of Distribution

The offering is being conducted on a “best efforts, 800,000 Shares minimum, 1,000,000 Shares maximum” basis. The minimum purchase by any investor is 2,000 Shares, unless waived by us. There is no assurance that all or any of the Shares will be sold. Our officers and directors and their affiliates may purchase Shares in the offering and such purchases will count toward the sale of the minimum number of Shares. The offering will continue until the earlier of the date all offered Shares have been sold or three months from the date of this Prospectus (unless extended by us for one additional month). Proceeds from the sale of Shares will be deposited in a segregated escrow account maintained for this offering by Colonial Stock Transfer Co., Inc. as escrow agent for Castwell Precast Corporation, 66 Exchange Place, Salt Lake City, Utah 84111, until subscriptions for at least 800,000 Shares have been received. If we do not sell 800,000 Shares within three months of the date of this Prospectus (unless extended by us for one additional month), all proceeds received will be returned promptly to subscribers without paying interest or deducting any expenses of the offering. Subscribers will not have the use of their funds, will not earn interest on funds held in escrow and will not be able to obtain the return of funds placed in escrow until the offering period expires, which may be up to four months. The Shares are being offered through our officers who will not be compensated for such activities. No broker-dealer is participating in this offering and no sales commissions will be paid to any person in connection with this offering. See “Plan of Distribution.”

Dilution

The purchase of our Shares will result in substantial and immediate dilution to the purchasers in the offering in the amount of approximately $0.103 per Share, or 68.7% of the offering price, if the minimum number of Shares is sold, and $0.098 per Share, or 65.3% of the offering price, if the maximum number of Shares is sold. See “Dilution.”

Risk Factors

An investment in our Shares is extremely speculative and involves significant risks. You are cautioned not to purchase our Shares unless you can afford to lose your entire investment. You should carefully consider the following risk factors before you decide to buy our Shares. You should also carefully read and consider all the information we have included in this Prospectus before you decide to buy our Shares.

We were incorporated in March 2005, have not achieved profitable operations and there can be no assurance that we will be able to operate at a profit in the future.

We were relatively recently incorporated on March 25, 2005. We incurred a net loss of $55,571 for the approximately nine months ended December 31, 2005 and a net loss of $8,700 for the fiscal year ended December 31, 2006. There can be no assurance that we will be able to operate at profit in the future.

Our financial statements contain a going concern qualification indicating that we do not have the necessary working capital for our planned activity which raises doubts about our ability to continue as a going concern.

Our financial statements contain a going concern qualification indicating that we do not have the necessary working capital for our planned activity and stating that this raises doubts about our ability to continue as a going concern. As of December 31, 2006, we had only $19,714 in the form of cash and accounts receivable, equipment with a net carrying value of $64,212 after depreciation, and no liabilities. We have not entered into any agreements or arrangements for the provision of additional debt or equity financing and there can be no assurance that we would be able to obtain additional debt or equity

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capital should it be required in order to continue our operations. There can be no assurance that our current working capital will be adequate to allow us to continue to implement our business plan or that we will be able to continue as a going concern.

Our operations will be subject to various risks including, but not limited to, downturns in the residential housing market which could reduce the demand for our products and have a material adverse effect on our business and financial condition.

Our success will depend on our ability to grow our operations and increase our profitability as our revenues begin to exceed our costs of operation. Our operations will be subject to various risks including, but not limited to, downturns in the residential housing market, which could reduce the demand for our products and have a material adverse effect on our business and financial condition.

We depend on our officers and the loss of their services would have an adverse effect on our business.

We are dependent on our officers, particularly our secretary, Jason T. Haislip, to operate our business and the loss of any of such persons would have an adverse impact on our operations until such time as they could be replaced, if they could be replaced. We do not have employment agreements with our officers and we do not carry key man life insurance on their lives. (See “Management.”)

We arbitrarily established our offering price for the Shares, such price bears no relationship to our assets, earnings, book value or other criteria of value and you may not be able to liquidate the Shares at such offering price or at all.

We arbitrarily established the offering price of our Shares in order for us to raise a maximum amount of approximately $150,000 in this offering. The offering price bears no relationship to our assets, earnings, book value, or other criteria of value. There can be no assurance that the offering price represents the fair market value of the Shares, or that you will be able to sell the Shares in the future at a price that is at or above the offering price or that you will be able to sell the Shares at all.

There is currently no market for our stock and there is no assurance that any market will develop in the future, which means a purchaser in the offering may not be able to resell the Shares in the future.

There is currently no trading market for our stock and no assurances can be given that any trading market will develop in the future. The purchase of our Shares must be considered an “illiquid” investment and a purchaser may not be able to resell the Shares in the future. (See “Market for Common Stock and Dividend Policy”).

Our stock will be subject to special sales practice requirements that could have an adverse impact on any trading market that may develop for our stock.

Our Shares will be subject to special sales practice requirements applicable to “penny stocks” which are imposed on broker-dealers who sell low-priced securities of this type. These rules may be anticipated to affect the ability of broker-dealers to sell our stock, which may in turn be anticipated to have an adverse impact on the market price for our stock if and when a trading market should develop.

Our officers and directors will own a majority of our issued and outstanding shares following the offering and you will have little or no ability to elect directors or influence corporate matters

Immediately following this offering, our officers and directors, will beneficially own 55.4% of our outstanding common stock if the minimum number of shares is sold and 52.5% of our common stock if the maximum number of shares is sold. Such persons will able to determine the outcome of actions taken by us that require stockholder approval. For example, they will be able to elect all of our directors and control the policies and practices of the Company. (See “Principal Stockholders.”)

Immediately following the offering, the net tangible book value per share of our common stock will be substantially less than the offering price which means you will experience substantial and immediate dilution in the purchase price paid by you .

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Investors purchasing Shares in this offering will incur immediate, substantial dilution of approximately $0.103 per share, or 68.7%, if the minimum number of shares is sold, and $0.098 per Share, or 65.3%, if the maximum number of shares is sold, from the net tangible book value per Share as of March 31, 2007. (See “Dilution.”)

The current stockholders will be able to sell their shares under Rule 144 in the future, which may have an adverse impact on any trading market that may develop for our common stock.

We previously issued 2,000,000 shares of our common stock to our two officers and founding stockholders in connection with our organization in March 2005. We subsequently issued 380,000 shares to three persons in private transactions during May through July 2005 and issued 428,348 shares to two creditors as payment for their loans. None of such shares has been registered under the Securities Act of 1933, however, once those shares have been held for in excess of one year, they may be available for resale from time to time by means of ordinary brokerage transactions in the open market pursuant to Rule 144 under the Securities Act of 1933, subject to the requirements and limitations imposed by Rule 144. The possibility of such resales under Rule 144 may have a depressive effect on the market price for our stock in any market that may develop in the future. (See “Principal Stockholders” and “Future Resales of Securities.”)

Forward-Looking Statements

This prospectus contains statements about the future, sometimes referred to as “forward-looking” statements. Forward-looking statements are typically identified by the use of the words “believe,” “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “intend” and similar words and expressions. Statements that describe our future strategic plans, goals or objectives are also forward-looking statements. Any forward-looking statements, including those regarding our or our management’s current beliefs, expectations, anticipations, estimations, projections, proposals, plans or intentions, are not guarantees of future performance or results or events and involve risks and uncertainties, such as those discussed below.

The forward-looking statements are based on present circumstances and on our predictions respecting events that have not occurred, that may not occur or that may occur with different consequences and timing than those now assumed or anticipated. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including the risk factors discussed above. These cautionary statements are intended to be applicable to all related forward-looking statements wherever they appear in this prospectus. Any forward-looking statements are made only as of the date of this prospectus and we assume no obligation to update forward-looking statements to reflect subsequent events or circumstances. We intend any forward-looking statements to be covered by the safe harbor provisions contained in Section 27A of the Securities Act and Section 21E of the Exchange Act.

Market for Common Stock and Dividend Policy

There is no trading market for our common stock and no assurances can be given that any trading market will develop in the future. Subject to the successful completion of this offering, we intend to take steps to have our common stock quoted on the OTC Bulletin Board, although no assurances can be given that we will be successful in doing so. We arbitrarily established the offering price for our Shares in order for us to raise a maximum amount of approximately $150,000 in this offering. The offering price bears no relationship to our assets, earnings, book value, or other criteria of value. There can be no assurance that the offering price represents the fair market value of the Shares, or that you will be able to sell the Shares in the future at a price that is at or above the offering price or that you will be able to sell the Shares at all.

We do not have any equity compensation plans.

We are offering a maximum of 1,000,000 Shares and a minimum of 800,000 Shares in this offering. We have one outstanding common stock purchase warrant that entitles the holder to acquire up to 100,000 shares of our common stock at any time prior to November 14, 2012 at a price of $0.10 per share and grants such holder “piggy back” registration rights that generally only become effective after we have completed a public offering of more than $1,000,000 of our securities or a merger with a publicly traded company.

There are currently a total of 2,808,348 shares of our common stock issued and outstanding which are held by six stockholders of record. All of such shares were acquired more than one year ago and are currently eligible for resale under Rule 144 promulgated under the Securities Act of 1933, as amended.

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We have never paid cash dividends on our common stock and do not anticipate that we will pay dividends in the foreseeable future.

Use of Proceeds

We estimate that the net proceeds to us from the sale of Shares in this offering, after deducting estimated offering expenses of approximately $30,000, will be approximately $90,000 if the minimum number of shares is sold and $120,000 if the maximum number of shares is sold.

We will use the net proceeds of this offering to supplement our existing resources to acquire additional equipment, pay general and administrative expenses including compensation to our officers, and for working capital. The following table illustrates our estimated use of proceeds from this offering during the twelve month period following the offering based on the sale of the minimum and maximum number of Shares, respectively. It is emphasized that such estimated use of proceeds is subject to change based on the actual acquisition costs of the equipment acquired, the portion of the acquisition costs that are financed, changes in our business and other factors.

Approximate Amount
Of Net Proceeds
Proceeds Used For	Minimum	Maximum
General and Administrative Expenses(1)	$ 37,000	$ 42,000
Steel Molds(2)	$6,000	$ 18,000
Fork Lift (Used)	$ 15,000	$ 15,000
Working Capital	$ 32,000	$ 45,000

TOTAL	$90,000	$120,000

(1) Includes $27,000 for payment of a portion of compensation to officers with the estimated $27,000 balance for officer compensation planned for payment from operating income.

(2) Steel molds are custom made and are estimated to cost approximately $6,000 per mold. If the minimum number of Shares is sold, we plan to acquire only one additional mold. If the maximum number is sold, we plan to acquire up to three additional molds.

Until such time as the net offering proceeds are spent, they will be invested in short-term investment grade, interest-bearing securities or guaranteed obligations of the U.S. government.

Dilution

Our net tangible book value on March 31, 2007 was $78,000 or approximately $0.028 per share. “Net tangible book value” is our total assets minus the sum of our liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding before the offering.

After giving effect to the sale of the minimum 800,000 shares in this offering at an offering price of $0.15 per share and the receipt of net proceeds in the assumed amount of $90,000, our pro forma net tangible book value on March 31, 2007 would have been $168,000, or $0.047 per share. This represents an immediate increase in the tangible book value of $0.019 per Share to existing stockholders and an immediate dilution of $0.103 per Share, or 68.7%, to purchasers in this offering.

After giving effect to the sale of the maximum 1,000,000 shares in this offering at an offering price of $0.15 per share and the receipt of net proceeds in the assumed amount of $120,000, our pro forma net tangible book value on March 31, 2007 would have been $198,000, or $0.052 per share. This represents an immediate increase in the tangible book value of $0.024 per Share to existing stockholders and an immediate dilution of $0.098 per Share, or 65.3%, to purchasers in this offering.

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The following table illustrates the dilution of a new investor’s equity in a Share of common stock:

	Assuming Minimum Sold	Assuming Maximum Sold
Public offering price per share	$0.150	$0.150
Net tangible book value per share as of March 31, 2007	$0.028	$0.028
Increase in net tangible book value per share attributable to the offering	$0.019	$0.024
Pro forma net tangible book value per share as of March 31, 2007 after giving effect to the offering	$0.047	$0.052
Dilution per share to new investors in the offering	$0.103	$0.098

The following table shows the difference between existing stockholders and new investors with respect to the number of Shares purchased, the total consideration paid and the average price paid per share.

	Shares Purchased		Total Consideration			Average Price
	Number	Percent	Amount		Percent	Per Share
Minimum Offering:
Existing stockholders	2,808,348	77.8%	$154,835	(1)	56.3%	$0.055
New investors	800,000	22.2%	$120,000		43.7%	$0.15

Total	3,608,348	100.0%	$274,835		100.0%	$0.762

Maximum Offering:
Existing stockholders	2,808,348	73.7%	$154,835		50.8%	$0.055
New investors	1,000,000	26.3%	$150,000		49.2%	$0.15

Total	3,808,348	100.0%	$304,835		100.0%	$0.08

(1) Includes the contribution of property and equipment valued at $54,000.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion in conjunction with our financial statements, which are included elsewhere in this prospectus. The following information contains forward-looking statements. (See “Forward Looking Statements” and “Risk Factors.”)

General

We were relatively recently incorporated on March 25, 2005 to engage in the business of manufacturing and installing precast concrete window wells. In connection with our organization, we sold 2,000,000 shares of our common stock to our two officers and founding stockholders, for consideration of $74,000, consisting of $20,000 in cash and the contribution of property and equipment with an agreed upon value of $54,000. Subsequently, from May through July 2005, we sold an additional 380,000 shares to three persons for $38,000 in cash and in December 2005 we issued 428,348 shares to two creditors as payment for loans with an aggregate outstanding balance of $42,835. In November 2005, we also issued a seven-year warrant to one of such creditors entitling it to purchase up to 100,000 shares of our common stock at an exercise price of $0.10 per share as additional consideration for a loan.

Our executive offices are located at the residence of our secretary/treasurer for which we pay no rent and our operations are conducted at a leased facility consisting of approximately 4,000 square feet which we rent on a month-to-month basis for a monthly rental of $1,600, plus utilities. Our operations involve the manufacture, sale and installation of decorative pre-cast concrete window wells. Substantially all of such work is performed by our officers with limited marketing assistance from an independent contractor. To date, we have not operated on a profitable basis. We plan to use the proceeds from this offering primarily to increase our capacity by acquiring additional equipment for use in the manufacture and installation of our products and increasing our working capital.

During late 2005 and early 2006, we experienced sluggish window well sales due to unusually cold weather that caused the ground to be frozen for days at a time thereby slowing construction and preventing the installation of window wells. During this period, we supplemented our income by providing rough-in framing services for new construction. Near the end of the first fiscal quarter of 2006, our officers formed a separate company for the performance of construction framing services,

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our president began to split his time between the two companies and Castwell focused exclusively on the sale and installation of window well products. As a result, during the first fiscal quarter of 2006, which was the period during which most of the framing services were performed, we had a mix of revenues, with framing services providing service-based revenue that had no associated cost of goods sold and our window well sales providing sales revenues that were reduced by the cost of the raw materials. As a result, it is difficult to compare the results of operations for the quarter ended March 31, 2007 to the quarter ended March 31, 2006.

Quarter Ended March 31, 2007 Compared to Quarter Ended March 31, 2006

During the fiscal quarter ended March 31, 2007, our revenues were $34,509 compared to revenues of $53,233 for the fiscal quarter ended March 31, 2006, a decrease of approximately $18,724 or 35%. The decrease is primarily attributable to the change in the mix of revenues since a majority of our 2006 revenue resulted from construction framing while essentially all of our 2007 revenue resulted from window well sales and installation. During the first fiscal quarter of 2007, our gross profit was $16,300 or 47% of revenues compared to a gross profit for the first quarter of 2006 of $41,100 or 77% of revenues, a decrease of $24,800. The decrease is primarily attributable to the additional revenues in 2006 from construction framing services discussed above and an increase in costs of goods sold in 2007 of approximately $6,000 resulting from the increased window well sales, which require the purchase of raw materials.

During the fiscal quarter ended March 31, 2007, our total operating expenses were $23,220 compared to operating expenses of $42,461 for the for the fiscal quarter ended March 31, 2006, a decrease of approximately $19,241 or 45%. The decrease is primarily attributable to an approximately $21,000 reduction in payroll resulting from our president working for us on a part-time basis during the first quarter of 2007 as compared to a full-time basis during the first quarter of 2006.

During the first fiscal quarter of 2007, our net loss was $6,926 compared to a net loss of $1,359 for the first fiscal quarter of 2006. The increase in net loss was primarily attributable to the $24,800 reduction in gross profit discussed above, which more than offset the $19,000 decrease in total operating expenses.

Liquidity and Capital Resources

As of March 31, 2007, we had current assets in the form of cash and receivables in the amount of approximately $19,828 and current liabilities in the amount of $4,034. If we are successful in selling the minimum number of shares in this offering, we will receive net proceeds of approximately $90,000. If the maximum number of shares is sold, we will receive net proceeds of approximately $120,000. We anticipate that the net proceeds from the offering together with our income from operations and our existing assets will be sufficient to permit us to continue our business plan and conduct our operations for a period of at least twelve months.

Partial Year Operations During 2005

It is important to note that the results of our operations for 2005 consist of operations from the date of our incorporation on March 25, 2005 through the end of the year. In addition, since we established and commenced our operations during that period, the actual operating period was shorter than nine months. As a result, it is difficult to compare year over year data from our 2005 fiscal year to our 2006 fiscal year.

2006 Compared to 2005

During the fiscal year ended December 31, 2006, our revenues were $147,000 compared to revenues of $79,400 for the approximately nine months of operations in fiscal 2005, an increase of approximately $67,600 or 85%. The increase is primarily attributable to the shorter operating period during fiscal 2005. In addition, by 2006, we had completed the initial implementation of our business and our officers were able to devote more time to product sales. We also believe we received additional sales during 2006 as a result of word of mouth from previous customers. During the 2006 fiscal year, our gross profit was $91,428 or 62.2 % of revenues compared to a gross profit for the nine months of operations during fiscal 2005 of $46,500 or 58.6% of revenues.

During the fiscal year ended December 31, 2006, our total operating expenses were $100,130 compared to operating expenses of $102,065 for the approximately nine months of operations during fiscal 2005, a decrease of approximately $1,900 or 1.9%. The comparison is made more significant by the fact that our operating expenses for a full year in 2006 were less than our operating expenses for the shorter operating period during fiscal 2005. We believe the decrease is also attributable to one-time costs incurred in connection with the commencement of our operations in 2005 which were not

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repeated in 2006, such as contractor licensing expenses, as well as decreases in operating costs during 2006 as our operations became more efficient.

During the fiscal year ended December 31, 2006, our net loss was $8,700 compared to a net loss of $55,500 for the partial year of operations during fiscal 2005. The decrease in net loss was primarily attributable to the increase in revenues and reduction of operating expenses discussed above.

Liquidity and Capital Resources

As of December 31, 2006, we had current assets in the form of cash and receivables in the amount of approximately $19,700 and no liabilities compared to current assets of $19,928 as of March 31, 2007 and current liabilities at such date in the amount of $4,034.

Business

General

Castwell Precast Corporation was incorporated under the laws of Nevada on March 25, 2005. In connection with our organization, we sold 2,000,000 shares of our common stock to our two officers and founding stockholders, for $74,000, consisting of 20,000 in cash and the contribution of property and equipment with an agreed value of $54,000. Subsequently, from May through July 2005, we sold an additional 380,000 shares to three persons for $38,000 in cash and in December 2005 we issued 428,348 shares to two creditors in connection with their conversion of $42,835 of outstanding debt to equity. In November 2005, we also issued a seven-year warrant to a creditor entitling it to purchase up to 100,000 shares of our common stock at an exercise price of $0.10 per share as additional consideration for a loan. We conduct our operations through our wholly owned subsidiary, Castwell Precast, Inc., a Utah corporation, that was also incorporated in March 2005. Unless otherwise indicated, Castwell Precast Corporation and Castwell Precast, Inc. are collectively referred to throughout this Prospectus as “we”, “us” or the “Company.”

We are engaged in the business of manufacturing and installing decorative window wells made from precast concrete. Our window wells are molded on the interior side to resemble a natural stone pattern that is more pleasing to the eye than the typical corrugated metal or fiberglass product. In addition, we believe the strength and durability of concrete make our window wells superior to those manufactured from galvanized steel, aluminum, fiberglass or similar materials which may buckle, shift or break over time and, in the case of composite and fiberglass, are subject to warping or fading as a result of prolonged exposure to sunlight. Our window wells are designed for long term use and are bolted to the foundation of the home at the time of installation to prevent future settling or movement. Our window wells are available in natural concrete which provides a neutral background and increases the amount of light reflected into the basement as well as a variety of colors that will match the window well to a desired color scheme and provide additional contrast to accentuate the illusion of real stone. We also offer ladders and covers that have been custom made to fit our line of window wells.

The Industry

Window wells are structures that are placed around basement windows to protect them from caving earth and soil build-up. Window wells are also designed to provide light and ventilation to the basement area and, in some cases, to provide an exit from the basement in the event of an emergency. In order to be effective, we believe window wells should extend from several inches below the sill of the basement window to a height that is approximately 4 to 6 inches above grade level. Window wells range in size from small wells whose function is solely to protect a smaller size basement window to large wells designed to provide egress to the outdoors in the event of an emergency. Window wells are governed by local building codes which generally require at least one means of emergency escape from a basement location. Window wells designed to serve as escape or rescue windows must meet the minimum requirements for length, width and accessibility and must be equipped with a ladder or steps if they exceed a certain height. All of our window wells meet the minimum size required for an egress window well in accordance with Salt Lake County regulations.

Our Products

All of our window wells are made of precast concrete with the interior side molded to resemble natural stone. We manufacture window wells in the following five standard sizes: 6 feet wide, 5.5 feet tall; 5 feet wide, 5.5 feet tall; 5 feet wide, 4.5 feet tall; 4 feet wide, 5.5 feet tall; and 3 feet wide, 5 feet tall. Our window wells have built in bolts for attaching them to the foundation and built in fork lift ports to facilitate moving and loading the products. Our window wells can be

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ordered in natural concrete tones or a variety of colors that are produced by adding stains to the concrete before it is poured. Our window wells range in price from approximately $400 to $500 each and we typically include installation if the purchaser buys three or more window wells for simultaneous delivery. We also offer custom steel ladders ranging in price from approximately $85 to $105 based on the type of paint finish, and window well covers ranging in price from approximately $230 to $270 based on paint finish. Covers are generally required by building codes for window wells located within three feet of a walking area and ladders are required for window wells with a depth greater than 3 feet.

Manufacturing

We manufacture all of our window wells at our approximately 4,000 square foot manufacturing and warehouse facility in Murray, Utah. We currently use five molds to manufacture window wells in five different dimensions. Each mold is constructed of two pieces of heavy steel which are pinned together to permit pouring of the concrete and are separated when the concrete has hardened so the finished window wells can be removed. One side of the mold is lined with a sculptured rubber mat that creates the appearance of natural stone on that side of the mold. The manufacturing process is a simple one that involves assembling the molds, placing wire mesh, steel and the attaching bolts in the molds, filling the molds with concrete, and disassembling the molds after the concrete has hardened. We purchase our concrete from third party cement plants who deliver the concrete in cement trucks capable of pouring it directly into our molds. We purchase the wire mesh, steel and bolt components from local suppliers and believe all of such supplies are readily available from a variety of sources. Once the window wells have been removed from the molds, they are moved and stacked by forklift to await delivery. Since we work only one shift per day, we cannot pour cement more than once per day and our current capacity is limited to a maximum of five window wells per day or twenty-five per week.

Installation

Our window wells are loaded onto a trailer with a fork lift and transported to the job site. At the job site, the window wells are off-loaded from the truck and moved into position outside each window with the use of a free standing crane or boom truck with a crane mounted on the truck bed. Once placed in position, the window wells are bolted to the foundation and soil is backfilled around the exterior side of the window well. The interior can then be partially filled with gravel and soil or decorative rock if desired. It is the responsibility of the contractor or home owner to prepare the site for installation of the window well. The area around the window well must be excavated to the required dimensions and must have a compacted and level base at the prescribed depth below the window sill. In the typical case, installation takes approximately fifteen to twenty minutes per window well. We currently use our trailer to deliver a maximum of four window wells to a job site and rent a crane or boom truck to install our window wells at the site for a cost of approximately $80 per hour with a two hour minimum charge.

Marketing and Sales

We typically sell our window wells to smaller home builders building specialty homes in the Salt Lake City Metropolitan Area who are willing to pay more for the decorative look and durability of our window wells as compared to the conventional corrugated steel, aluminum or fiberglass models. We don’t employ any salesman or marketing personnel and generally sell our window wells by word of mouth and by “cold calls” to residential contractors. We also pay an 8 to 15% sales commission to one independent window well salesman for selling our window wells to residential contractors. We previously attempted to develop a relationship with larger home builders and developers for the installation of all window wells in a large-scale residential development but found that most large scale developments are budgeted to use cheaper galvanized window wells and are not willing to pay more for our products. During 2006, we installed our window wells in a 40 home residential development and we are currently negotiating to install our products in a 70 home project, but have no plans to do projects larger than that in the near future. We offer price discounts on our products based on the volume purchased. The market for our products varies with the level of construction in the area and is typically slowest during periods of bad weather and below freezing temperatures.

Competition

We compete with a variety of window well manufacturers including manufacturers of the low end, traditional corrugated steel, aluminum or fiberglass models, larger manufacturers of precast concrete models and national manufacturers selling large pre-built systems designed to provide easy emergency ingress and egress to a home. We believe our primary local competitor is O Well and that our national competitors include ScapeWel, Wilbert Precast, Inc., Mar-flex Landscapes and others, although we believe shipping costs make it difficult for out-of-state manufacturers to compete on the basis of price.

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All of our competitors are better established and have more experience and financial and human resources than do we and there is no assurance that we will be able to compete effectively in our chosen market.

Regulation

We are regulated by local building authorities that issue building permits for the construction of new dwellings and the renovation of existing dwellings. We are also subject to federal and state laws applicable to environmental hazards and hazardous wastes in connection with our manufacturing operations.

Employees and Consultants

Our officers are our only employees and we are dependent on their continued service to operate our business. The loss of our officers, particularly our corporate secretary, would have a material adverse impact on our business and there is no assurance that we could locate qualified replacements. We have not entered into employment agreements with our officers and we do not carry “key man” life insurance on their lives.

Offices and Facilities

Our offices are located at the residence of our corporate secretary at 5641 South Magic Drive, Murray, Utah 84107, which space is provided to us without charge. We also lease an approximately 4,000 square foot manufacturing and warehouse facility located at 4131 South 420 West, Murray, Utah, which we lease on a month-to-month basis for a monthly rent of approximately $1,600 plus utilities. We believe these facilities will be adequate for the operation of our business for at least the next twelve months.

Legal Proceedings

We are not a party to any material legal proceedings, and to our knowledge, no such legal proceedings have been threatened against us.

Management

The following table indicates the name, age, term of office and position held by each of our officers and directors. The term of office for each officer position is for one year or until his or her successor is duly elected and qualified by the board of directors. The term of office for a director is for one year or until his or her successor is duly elected and qualified by the stockholders.

Name	Age	Term Of Office	Positions Held
Mathew Martindale	33	2007	President and Director
	34	2007	Secretary, Treasurer and Director

________________________

Certain biographical information with respect to our officers and directors is set forth below.

Mathew Martindale is a founder and principal shareholder of the Company and has served as president and a director of the Company and its operating subsidiary since inception in March 2005. Mr. Martindale is also an officer, director and shareholder of TMJ Framing, Inc., a company providing carpentry and framing services. From August 2000 to July 2005, Mr. Martindale was employed by Citiwest Structures as a carpenter and carpenter supervisor where he supervised carpenters and laborers on commercial job sites. Mr. Martindale provides services to the Company on a part-time, as needed basis and provides services to TMJ Framing on a full-time basis.

Jason T. Haislip, is a founder and principal shareholder of the Company and has served as secretary/treasurer and a director of the Company and its operating subsidiary since inception in March 2005. Mr. Haislip is also an officer, director and shareholder of TMJ Framing, Inc. a private company providing carpentry and framing services. From March 2000 through April 2005, Mr. Haislip was employed by L.N. Curtis & Sons Sales as a sales representative for fire fighting equipment. Mr. Haislip provides services to the Company on a full-time basis and provides services to TMJ Framing on a part time, as needed basis.

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Board of Directors

Our board of directors consists of two persons; Mathew Martindale and Jason Haislip. Neither of our directors is “independent” within the meaning of Rule 4200(a)(15) of the NASDAQ Marketplace because they are officers and employees of the Company.

Our board of directors has not appointed any standing committees, there is no separately-designated audit committee and the entire board of directors acts as our audit committee. The board of directors does not have an independent “financial expert” because it does not believe the scope of the Company’s activities to date has justified the expenses involved in obtaining such a financial expert. In addition, our securities are not listed on a national exchange and we are not subject to the special corporate governance requirements of any such exchange.

Code of Ethics

We have not adopted a Code of Ethics that applies to our executive officers, including our principal executive, financial and accounting officers. We do not believe the adoption of a code of ethics at this time would provide any meaningful additional protection to the Company because we have only two employees, both of whom are officers and directors, and our business operations are not extensive or complex.

Executive Compensation

Historical Compensation

The following table sets forth certain information regarding the annual and long-term compensation paid to our two executive officers in all capacities for the fiscal years ended December 31, 2006 and 2005. Since were incorporated on March 25, 2005, fiscal 2005 included a period of approximately nine months. No executive officer of the Company received total annual compensation in excess of $100,000 per year during the 2006 or 2005 fiscal periods.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compen-sation	All Other Compen-sation	Total
Mathew Martindale, President	2006 2005	$17,262 $19,700	- -	- -	- -	- -	- -	$17,262 $19,700
Jason T. Haislip, Sec. / Treas.	2006 2005	$18,259 $17,200	- -	- -	- -	- -	- -	$18,259 $17,200

We have not granted our officers or directors any stock options, stock awards or other forms of equity compensation. We do not currently provide our officers or directors with medical insurance or other similar employee benefits, although we may do so in the future.

We do not have any retirement, pension, profit sharing, or insurance or medical reimbursement plans covering our officers or directors, and we are not contemplating implementing any such plans at this time.

Future Officer Compensation

We have agreed to compensate our officers commencing upon the successful completion of this offering by paying Jason Haislip an annual base salary of $36,000 per year and paying Mathew Martindale an annual base salary of $18,000 per year. In addition, both of such persons may be entitled to annual bonuses based on individual and company performance, although it is not anticipated that any such bonuses will paid during the 2007 fiscal year. We will also reimburse our officers for reasonable costs and expenses incurred by them in connection with our business. We may pay additional compensation to our officers in the future, including medical insurance and retirement benefits and increases in compensation, if justified based on the growth of our business and the time such persons are required to devote to our business.

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We have not entered into an employment agreement with any of our officers.

Director Compensation

Our directors do not currently receive any compensation for serving in their capacity as directors.

Certain Relationships and Related Transactions

Unless otherwise indicated, the terms of the following transactions between related parties were not determined as a result of arm’s length negotiations.

Promoters

The Company was founded and organized by Mathew Martindale, our president and a director, and Jason Haislip, our secretary, treasurer and a director, who are each considered promoters of the Company. Michael Vanderhoof provided advice and assistance to Messrs. Martindale and Haislip in connection with the Company’s organization and Mr. Vanderhoof may also be considered to be a promoter of the Company. Amy Martindale, the wife of Mathew Martindale and the daughter of Michael Vanderhoof, was the joint owner with Mathew Martindale of assets contributed to the Company in connection with its organization and may also be considered to be a promoter of the Company.

Transactions

In March 2005, in connection with our organization, we issued 1,300,000 shares of our common stock to Mathew Martindale and Amy Martindale in consideration for their contribution to the Company of assets with an agreed value of $84,000, subject to promissory notes related to the assets in the aggregate principal amount of $30,000 that were assumed by the Company, for a net value of $54,000. One of the notes assumed by the Company was to the original third party seller of the equipment in the principal amount of $4,000 and the other note was to Michael Vanderhoof, in the principal amount of $26,000. The assets consisted of molds, tools, rebar, wire mesh and window wells which had been acquired by Mr. and Mrs. Martindale from an unrelated third party for a purchase price of $84,000, of which $80,000 had been paid in cash and $4,000 had been evidenced by the promissory note to the seller. Mr. and Mrs. Martindale had also borrowed $26,000 from Michael Vanderhoof to pay a portion of the purchase price as described above. The note to the third party seller was originally in the amount of $25,000 but was subsequently reduced to $4,000 based on negotiations between the Company and the third party seller.

In March 2005, in connection with our organization, we also issued 700,000 shares of our common stock to Jason Haislip for $20,000 in cash.

In connection with our acquisition of assets from Mathew Martindale and Amy Martindale as described above, we assumed a note payable to Michael Vanderhoof, a principal shareholder, in the principal amount of $26,000 bearing interest at 8% per annum. In December 2005, Mr. Vanderhoof converted the outstanding principal balance of such note together with all accrued and unpaid interest thereon in the aggregate amount of $27,647 into 276,473 shares of the Company’s common stock at the rate of one share for each $0.10 in debt converted.

In June 2005, we issued Michael Vanderhoof 30,000 shares of our common stock for $3,000 in cash.

In July 2005 we issued Amy Martindale 150,000 shares of our common stock for $15,000 in cash.

In November 2005, we borrowed $15,000 from Cambria Investment Fund, L.P. (“Cambria Investment Fund”) pursuant to the terms of a convertible promissory note bearing interest at ten percent per annum that was convertible into shares of common stock at a price of $0.10 per share. In connection with the transaction, we also issued Cambria Investment Fund common stock purchase warrants entitling it to purchase up to 100,000 additional shares of our common stock at any time prior to November 14, 2012 at a price of $0.10 per share and granted it certain “piggy back” registration rights that generally only become effective after we have completed a public offering of more than $1,000,000 of our securities or a

13

merger with a publicly traded company. In December 2005, Cambria Investment Fund converted the outstanding principal balance of such loan together with all accrued and unpaid interest thereon in the aggregate amount of $15,188 into 151,875 shares of the Company’s common stock at the rate of one share for each $0.10 in debt converted. Michael Vanderhoof is a manager of the general partner of Cambria Investment Fund

Office Space

Our executive offices are located at the residence of our secretary/treasurer and we pay no rent for the use of such space. We reimburse our secretary/treasurer for actual out-of-pocket costs incurred on our behalf for paper, copies, long distance telephone charges and similar items used in connection with our operations.

TMJ Framing, Inc.

Mathew Martindale and Jason Haislip, our executive officers, directors and principal stockholders, are also officers, directors and the principal stockholders of TMJ Framing, Inc. a private company providing carpentry and framing services. Mr. Martindale provides services to TMJ Framing on a full-time basis and provides services to the Company on a part time, as needed basis. Mr. Haislip provides services to the Company on a full-time basis and provides services to TMJ Framing on a part time, as needed basis.

Indemnification

Our articles of incorporation provide that our directors shall have no personal liability to our company or our stockholders for damages for breaches of their fiduciary duties as directors or officers, except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of certain unlawful distributions. In addition, Section 78.037 of the Nevada corporation law, Article VI of our articles of incorporation, and Article VIII of our bylaws provide for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable.

Principal Stockholders

The following table sets forth as of the date of this Prospectus the name, address and share holdings of each person who owns of record, or was known by us to own beneficially, 5% or more of our outstanding common stock, and the share holdings of each of our directors and officers and by our directors and officers as a group. As of the date of this Prospectus, there were 2,808,348 issued and outstanding shares of our common stock.

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Percentage Ownership
                                                                                                          Following Completion
                                                                                                              of Offering
                                                                                      Percentage        ------------------------
  Title of Class               Beneficial Owner (1)                      Amount        Ownership          Maximum       Minimum
--------------------------------------------------------------------------------------------------------------------------------

Principal Stockholders

   Common Stock              Cambria Investment Fund, L.P.(2)           251,875            9.0%             6.4%          7.0%
                             2321 Rosecrans Ave. Suite 4270
                             El Segundo, CA 90245
   Common Stock              Steve Timmins                              200,000            7.1%             5.3%          5.5%
                             471 Meadow House Lane
                             Hoytsville, UT 84017
   Common Stock              Michael Vanderhoof(3)                      558,348           19.9%            14.3%         15.1%
                             6512 North SR 32
                             Peoa, UT 84061
   Common Stock              Amy Martindale(4)                        1,450,000           51.6%            38.1%         40.2%
                             7320 Chris Lane
                             Cottonwood Heights, UT 84121

Officers and Directors

  Common Stock               Mathew Martindale(5)                     1,300,000           46.3%            34.1%         36.0%
  Common Stock               Jason T. Haislip                           700,000           24.9%            18.4%         19.4%
  Common Stock               All Executive Officers
                               And Directors as a Group               2,000,000           71.2%            52.5%         55.4%
                              (Two Persons)(5)

_____________________

(1)             Except as otherwise noted, shares are owned beneficially and of record, and such record stockholder has sole voting, investment, and dispositive power over the shares indicated.

(2)             Includes 100,000 shares which may be acquired by Cambria Investment Fund at a price of $0.10 per share pursuant to presently exercisable common stock purchase warrants.

(3)             Includes 306,473 shares of which Mr. Vanderhoof is the record and beneficial owner, 151,875 shares and 100,000 common stock purchase warrants owned of record by Cambria Investment Fund, L.P., with respect to which Mr. Vanderhoof may be deemed to share investment and dispositive power as a result of his status as a manager of the general partner of Cambria Investment Fund, L.P.

(4)             Includes 1,300,000 shares owned jointly by Ms. Martindale and Mathew Martindale, her spouse, and 150,000 shares owned of record and beneficially by Ms. Martindale.

(5)             Includes 1,300,000 shares owned jointly by Mr. Martindale and Amy Martindale, his spouse. Does not include 150,000 shares owned of record and beneficially by Ms. Martindale with respect to which Mr. Martindale disclaims beneficial ownership.

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Description of Capital Stock

We are authorized to issue 50,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. The following summary description is qualified by reference to the detailed provisions of our articles of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement in which this prospectus is included.

Common Stock

As of the date of this prospectus, we have 2,808,348 shares of common stock issued and outstanding. The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Holders of common stock do not have cumulative voting rights, and therefore, a majority of the outstanding shares voting at a meeting of stockholders is able to elect the entire board of directors, and if they do so, minority stockholders would not be able to elect any members to the board of directors. Our bylaws provide that a majority of our issued and outstanding shares constitutes a quorum for stockholders’ meetings.

Our stockholders have no preemptive rights to acquire additional shares of common stock or other securities. Our common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities and the payment of any liquidation preferences.

The holders of our common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. We have not paid any dividends in the past and do not anticipate that we will pay dividends on our common stock in the foreseeable future. In certain cases, common stockholders may not receive dividends, if and when declared by the board of directors, until we have satisfied our obligations to any preferred stockholders.

The board of directors has authority to authorize the offer and sale of additional securities without the vote of or notice to existing stockholders, and it is likely that additional securities will be issued to provide future financing. The issuance of additional securities could dilute the percentage interest and per share book value of existing stockholders, including persons purchasing common stock in this offering.

Preferred Stock

Under our articles of incorporation, our board of directors is authorized, without shareholder action, to issue preferred stock in one or more series and to fix the number of shares and rights, preferences and limitations of each series. Among the specific matters that may be determined by the board of directors are the dividend rate, the redemption price, if any,

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conversion rights, if any, the amount payable in the event of any voluntary liquidation or dissolution of our company and voting rights, if any.

Future Sales of Securities

We previously issued 2,000,000 shares of our common stock to our two officers and founding stockholders in connection with our organization in March 2005. We subsequently issued 380,000 shares to three persons in private transactions during May through July 2005 and issued 428,348 shares to two creditors as payment of their loans. None of such shares has been registered under the Securities Act of 1933, however, once those shares have been held for in excess of one year, they may be available for resale from time to time by means of ordinary brokerage transactions in the open market pursuant to Rule 144 under the Securities Act of 1933, subject to the requirements and limitations imposed by Rule 144. The possibility of such resales under Rule 144 may have a depressive effect on the market price for our stock in any market that may develop in the future. (See “Principal Stockholders.”)

Plan of Distribution

We are offering up to 1,000,000 Shares at an offering price of $0.15 per Share. The offering is being conducted on a “best efforts, 800,000 Shares minimum, 1,000,000 Shares maximum” basis. The minimum purchase by any investor is 2,000 Shares, unless waived by us. There is no assurance that all or any of the Shares will be sold. Our officers and directors and their affiliates may purchase Shares in the offering and such purchases will count toward the sale of the minimum number of Shares. The offering will continue until the earlier of the date all offered Shares have been sold or three months from the date of this Prospectus (unless extended by us for one additional month). Proceeds from the sale of Shares will be deposited in a segregated escrow account maintained for this offering by Colonial Stock Transfer Co., Inc. as escrow agent for Castwell Precast Corporation, 66 Exchange Place, Salt Lake City, Utah 84111, until subscriptions for at least 800,000 Shares have been received. If we do not sell 800,000 Shares within three months of the date of this Prospectus (unless extended by us for one additional month), all proceeds received will be returned promptly to subscribers without paying interest or deducting any expenses of the offering. Subscribers will not have the use of their funds, will not earn interest on funds held in escrow and will not be able to obtain the return of funds placed in escrow until the offering period expires, which may be up to four months. The Shares are being offered through our officers who will not be compensated for such activities. No broker-dealer is participating in this offering and no sales commissions will be paid to any person in connection with this offering.

There is currently no trading market for our Shares and there can be no assurance that any trading market will develop in the future.

Where You Can Find Additional Information

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our stockholders unless requested by the individual stockholders.

Legal Matters

Certain legal matters with regard to the validity under the Nevada Revised Statutes of the common stock to be sold in this offering has been passed upon for the company by Mark N. Schneider, A Professional Corporation.

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Experts

The financial statements included in this prospectus have been audited by Madsen & Associates CPA’s, Inc., independent certified public accountants, to the extent and for the periods set forth in their report included in this prospectus, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements
Report of Independent Registered Accounting Firm	F-2
Consolidated Balance Sheet as of December 31, 2006	F-3
Consolidated Statements of Income for the year ended December 31, 2006 and
for the period from inception (March 25, 2005) through December 31, 2005	F-4
Consolidated Statements of Stockholders’ Equity for the period from the date
of inception (March 25, 2005) to December 31, 2006	F-5
Consolidated Statements of Cash Flows for the year ended December 31, 2006 and for the
period from inception (March 25, 2005) through December 31, 2005	F-6
Notes to Consolidated Financial Statements	F-7

Unaudited Interim Consolidated Financial Statements
Consolidated Balance Sheets as of March 31, 2007 (unaudited) and December 31, 2006	F-10
Consolidated Statements of Operations for the three months ended March 31, 2007 and 2006
(unaudited)	F-11
Consolidated Statements of Cash Flows for the three months ended March 31, 2007 and 2006
(unaudited)	F-12
Notes to Financial Statements	F-13

Madsen & Associates CPA’s, Inc.

684 East Vine Street. #3

Murray, Utah 84107

To Stockholders

Castwell Precast Corp. and Subsidiary

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of Castwell Precast Corp. and Subsidiary as of December 31, 2006 and the related consolidated statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2006 and for the period from inception (March 25, 2005) through December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Castwell Precast Corp. and Subsidiary as of December 31, 2006 and the results of its operations and cash flows for the year ended December 31, 2006 and for the period from inception (March 25, 2005) through December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company does not have the necessary working capital to service its debt and for its planned activity, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 5 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  /s/ Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

Salt Lake City, Utah

February 23, 2007

Castwell Precast Corp. and Subsidiary
Consolidated Balance Sheet

December 31,
ASSETS	2006
Current Assets:
Cash	$ 6,944
Accounts Receivable	12,770
Total Current Assets	19,714

Equipment	85,254
Less: Accumulated Depreciation	(21,042)
Total Equipment	64,212

Investment in subsidiary	1,000

Total Assets	$ 84,926

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$ —
Total Liabilities	—

Stockholders’ Equity
Preferred Stock - $.001 par value, 10,000,000 shares
authorized, no shares issued and outstanding	—
Common Stock - $.001 par value, 50,000,000 shares
authorized, 2,808,348 shares issued and outstanding	2,808
Additional Paid-in-Capital	146,389
Accumulated Deficit	(64,271)

Total Stockholders’ Equity	84,926

Total Liabilities and Members’ Equity	$ 84,926

See accompanying notes to the financial statements

Castwell Precast Corp. and Subsidiary
Consolidated Statements of Income

		From Inception
		(March 25, 2005)
	December 31,	through
	2006	December 31, 2005

Revenues	$ 146,688	$ 79,449
Cost of Goods Sold	55,260	32,955
Gross Profit	91,428	46,494

Expenses:
General and Administrative (Note 4)	88,104	85,170
Marketing	—	7,877
Depreciation	12,024	9,018

Total Operating Expenses	100,128	102,065

Net (Loss)	$ (8,700)	$ (55,571)

Weighted Average Common Shares Outstanding	$ 2,808,348	$ 2,270,917
Basic and Diluted Loss per Common Share	(0.00)	(0.02)

See accompanying notes to the financial statements

Castwell Precast Corp. and Subsidiary
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Preferred	Preferred	Common	Common
	Stock	Stock	Stock	Stock	Paid-In	Accumulated	Total
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Beginning Balances as of March 25, 2005	$ —	$ —	$ —	$ —	$ —	$ —	$ —

Common stock issued for contribution of assets. March 25, 2005.	—	—	1,300,000	1,300	48,897		50,197

Common stock issued for cash. March 25, 2005.	—	—	700,000	700	19,300		20,000

Common stock issued for cash. May 27, 2005.	—	—	200,000	200	19,800		20,000

Common stock issued for cash. June 14, 2005	—	—	30,000	30	2,970		3,000

Common stock issued for cash. July 11, 2005	—	—	150,000	150	14,850		15,000

Common stock issued for debt. December 30, 2005	—	—	428,348	428	40,572		41,000

Net (loss) for year ended December 31, 2005						(55,571)	(55,571)

Balances as of December 31, 2005	—	—	2,808,348	2,808	146,389	(55,571)	93,626

Net (loss) for year ended December 31, 2006						(8,700)	(8,700)

Balances as of December 31, 2006	—	—	2,808,348	2,808	146,389	(64,271)	84,926

See accompanying notes to the financial statement

Castwell Precast Corp. and Subsidiary
Consolidated Statements of Cash Flows

		From Inception
		(March 25, 2005)
	December 31,	through
	2006	December 31, 2005
Cash Flows from Operating Activities:
Net (Loss)	$(8,700)	$(55,571)

Adjustments to reconcile net loss to net cash
Provided by operating activities:
Depreciation	12,024	9,018
Changes in current assets and liabilities:
Accounts receivable	(4,651)	(8,119)
Accounts payable	(4,513)	4,513
Net cash Used by Operating Activities	(5,840)	(50,159)

Cash flows from Investing Activities
Investment in subsidiary	—	(1,000)
Purchase of equipment	—	(9,057)

Net cash Used by Investing Activities	—	(10,057)

Cash Flows from Financing Activities:
Proceeds from issuance of note payable		15,000
Common stock issued for Cash	—	58,000
Net cash Provided by Financing Activities	—	73,000

Net (Decrease) Increase in Cash	(5,840)	12,784

Cash at Beginning of Period	12,784	—
Cash at End of Period	$6,944	$12,784

Cash paid for:
Interest	$—	$—
Taxes	—	—

Supplemental disclosure for non-cash Investing Activities:
Stock issued for contribution of fixed assets		50,197
Supplemental disclosure for non-cash Financing Activities:
Stock issued for debt	—	41,000

See accompanying notes to the financial statements

CASTWELL PRECAST CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

NOTE 1 - ORGANIZATION AND OPERATIONS

Castwell Precast Corp. (the “Company”) was incorporated in Nevada on March 25, 2005. Since inception, the Company’s purpose has been to design, develop, and market precast concrete products.

On March 25, 2005, the Company formed Castwell Precast, Inc. to be operated as a subsidiary of the Company. As of December 31, 2006 and 2005, the Company owned 100% of the shares of issued and outstanding stock of Castwell Precast, Inc.

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES

A summary of the Company’s significant accounting policies applied in the preparation of the accompanying financial statements follows.

REVENUE RECOGNITION

The Company recognizes revenue upon delivery of its precast concrete products.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company has determined that the book value of the Company’s financial instruments at December 31, 2006 and 2005 approximates fair value.

USE OF ESTIMATES

In preparing the Company’s financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE

In accordance with SFAS No. 128, “Earnings per Share,” the basic earnings (loss) per common share is computed by dividing net earnings available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings (loss) per common share is computed similarly to basic earnings (loss) per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of December 31, 2006 and 2005, the Company did not have any dilutive common stock equivalents.

INCOME TAXES

On December 31, 2006, the Company had a net operating loss available for carry forward of $64,271. The tax benefit of approximately $22,500 from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful as the Company has been unable to establish a projection of operating profits for future years. The loss carryover will begin to expire in 2025.

RECENT ACCOUNTING PRONOUNCEMENTS

Management believes that the adoption of any new relevant accounting pronouncements will not have a material effect on the Company’s results of operations or its financial position.

NOTE 3 – STOCKHOLDERS’ EQUITY

The Company has authorized 10,000,000 shares of preferred stock, par value $.001, and 50,000,000 shares of common stock, par value $.001. As of December 31, 2006 and 2005, the Company had no preferred stock outstanding and had 2,808,348 shares of common stock outstanding.

NOTE 4 – GENERAL & ADMINISTRATIVE EXPENSES

General and administrative expenses consist of the following for the time period March 25, 2005 through December 31, 2005:

Office	$6,407
Supplies	14,718
Insurance	3,000
Taxes/Licenses	3,418
Payroll	43,667
Rent	12,074
Utilities	1,886
$85,170

For the year ended December 31, 2006, general and administrative expenses consist of the following:

Office	$16,814
Supplies	14,558
Insurance	454
Taxes/Licenses	232
Payroll	36,067
Rent	18,000
Utilities	1,979
$88,104

NOTE 5 – GOING CONCERN

The Company incurred a net operating loss of $8,700 and $55,571 for the years ended December 31, 2006 and 2005, respectively. The Company does not have the working capital necessary for its future planned activity. The Company’s management believes they can obtain the necessary working capital needed for any future planned activity by receiving additional loans from officers, and by additional equity funding, which will enable the Company to operate for the coming year.

Castwell Precast Corp. and Subsidiary
Consolidated Balance Sheets

	March 31,	December 31,
ASSETS	2007	2006
Current Assets:
Cash	$ 4,763	$ 6,944
Accounts Receivable	15,065	12,770
Total Current Assets	19,828	19,714

Equipment	85,254	85,254
Less: Accumulated Depreciation	(24,048)	(21,042)
Total Equipment	61,206	64,212

Investment in subsidiary	1,000	1,000

Total Assets	$ 82,034	$ 84,926

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$ 4,034	$ —
Total Liabilities	4,034	—

Stockholders’ Equity
Preferred Stock - $.001 par value, 10,000,000 shares
authorized, no shares issued and outstanding	—	—
Common Stock - $.001 par value, 50,000,000 shares
authorized, 2,808,348 shares issued and outstanding	2,808	2,808
Additional Paid-in-Capital	146,389	146,389
Accumulated Deficit	(71,197)	(64,271)

Total Stockholders’ Equity	78,000	84,926

Total Liabilities and Members’ Equity	$ 82,034	$ 84,926

See accompanying notes to the financial statements

Castwell Precast Corp. and Subsidiary
Consolidated Statements of Operations

	3 months ended
	March 31,	March 31,
	2007	2006

Revenues	$ 34,509	$ 53,233
Cost of Goods Sold	18,215	12,131
Gross Profit	16,294	41,102

Expenses:
General and Administrative (Note 4)	20,214	39,455
Marketing	—
Depreciation	3,006	3,006

Total Operating Expenses	23,220	42,461

Net (Loss)	$ (6,926)	$ (1,359)

Weighted Average Common Shares Outstanding	$ 2,808,348	$ 2,808,348
Basic and Diluted Loss per Common Share	(0.00)	(0.00)

See accompanying notes to the financial statements

Castwell Precast Corp. and Subsidiary
Consolidated Statements of Cash Flows

	3 months ended
	March 31,	March 31,
	2007	2006
Cash Flows from Operating Activities:
Net (Loss)	$ (6,926)	$ (1,359)

Adjustments to reconcile net loss to net cash
Provided by operating activities:
Depreciation	3,006	3,006
Changes in current assets and liabilties:
Accounts receivable	(2,295)	(6,012)
Accounts payable	4,034	3,385

Net cash Used by Operating Activities	(2,181)	(980)

Net cash from Investing Activities	—

Net cash from Financing Activities	—

Net (Decrease) Increase in Cash	(2,181)	(980)

Cash at Beginning of Period	6,944	12,784

Cash at End of Period	$ 4,763	$ 11,804

Cash paid for:

Interest	$ —
Taxes	—

Supplemental disclosure for non-cash Investing Activities:
Stock issued for contribution of fixed assets
Supplemental disclosure for non-cash Financing Activities:
Stock issued for debt	—

See accompanying notes to the financial statements

CASTWELL PRECAST CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2007

NOTE 1 - ORGANIZATION AND OPERATIONS

Castwell Precast Corp. (the “Company”) was incorporated in Nevada on March 25, 2005. Since inception, the Company’s purpose has been to design, develop, and market precast concrete products.

On March 25, 2005, the Company formed Castwell Precast, Inc. to be operated as a subsidiary of the Company. As of March 31, 2007 and 2006, the Company owned 100% of the shares of issued and outstanding stock of Castwell Precast, Inc.

The interim financial statements of Castwell Precast Corp. for the three months ended March 31, 2007 and 2006 are unaudited. The financial statements are prepared in accordance with the requirements for unaudited interim periods, and consequently do not include all disclosures required to be in conformity with accounting principles generally accepted in the United States of America.

In the opinion of management, the accompanying financial statements contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the Company’s financial position as of March 31, 2007 and 2006 and the results of operations and cash flows for the three months ended March 31, 2007 and 2006.

The results of operations for the three months ended March 31, 2007 and 2006 are not necessarily indicative of the results for a full year period.

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES

A summary of the Company’s significant accounting policies applied in the preparation of the accompanying financial statements follows.

REVENUE RECOGNITION

The Company recognizes revenue upon delivery of its precast concrete products.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company has determined that the book value of the Company’s financial instruments at March 31, 2007 and 2006 approximates fair value.

USE OF ESTIMATES

In preparing the Company’s financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE

In accordance with SFAS No. 128, “Earnings per Share,” the basic earnings (loss) per common share is computed by dividing net earnings available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings (loss) per common share is computed similarly to basic earnings (loss) per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of March 31, 2007 and 2006, the Company did not have any dilutive common stock equivalents.

INCOME TAXES

On March 31, 2007, the Company had a net operating loss available for carry forward of $71,197. The tax benefit of approximately $25,000 from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful as the Company has been unable to establish a projection of operating profits for future years. The loss carryover will begin to expire in 2025.

RECENT ACCOUNTING PRONOUNCEMENTS

Management believes that the adoption of any new relevant accounting pronouncements will not have a material effect on the Company’s results of operations or its financial position.

NOTE 3 – STOCKHOLDERS’ EQUITY

The Company has authorized 10,000,000 shares of preferred stock, par value $.001, and 50,000,000 shares of common stock, par value $.001. As of March 31, 2007 and 2006, the Company had no preferred stock outstanding and had 2,808,348 shares of common stock outstanding.

NOTE 4 – GENERAL & ADMINISTRATIVE EXPENSES

General and administrative expenses consist of the following for the three months ended March 31, 2007:

Office	$772
Tools/Equipment	2,590
Fuel	1,383
Professional	1,095
Supplies	165
Insurance	239
Taxes/Licenses	350
Payroll	8,748
Rent	4,800
Utilities	72
$20,214

For the 3 months ended March 31, 2006, general and administrative expenses consist of the following:

Office	$1,936
Tools/Equipment	1,596
Supplies	165
Insurance	639
Taxes/Licenses	362
Payroll	29,832
Rent	4,500
Utilities	425
$39,455

NOTE 5 – GOING CONCERN

The Company incurred a net operating loss of $6,926 and $1,359 for the 3 months ended March 31, 2007 and 2006, respectively. The Company does not have the working capital necessary for its future planned activity. The Company’s management believes they can obtain the necessary working capital needed for any future planned activity by receiving additional loans from officers, and by additional equity funding, which will enable the Company to operate for the coming year.

No person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

1,000,000 Shares

Castwell Precast Corporation

Common Stock

Until _______, 2007 (90 days after the date of this Prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):

Nature of Expense	Amount
SEC registration fees	$ 5
Transfer agent’s and registrar’s fees and expenses	1,000
Accounting fees and expenses	3,500
Legal fees and expenses	24,000
Printing and engraving expenses	500
Blue sky fees and expenses	500
Miscellaneous	495
Total	$ 30,000

Item 14. Indemnification of Directors and Officers

Our articles of incorporation provide that our directors shall have no personal liability to our company or our stockholders for damages for breaches of their fiduciary duties as directors or officers, except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of certain unlawful distributions. In addition, Section 78.037 of the Nevada corporation law, Article VI of our articles of incorporation, and Article VIII of our bylaws provide for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

Since our incorporation on March 25, 2005, we have issued and sold the following unregistered securities:

In connection with our organization in March 2005, we issued 2,000,000 shares of our common stock to our two officers and founding stockholders in exchange for $20,000 in cash and assets with an agreed value of $54,000. We subsequently issued 380,000 shares to three persons in private transactions during May through July 2005 and issued 428,348 shares to two creditors in connection with their conversion of $42,835 of outstanding debt to equity. The foregoing issuances and sales of common stock were effected in reliance upon the exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended. The registrant did not employ any general solicitation or advertising in connection with the transactions, each of the purchasers signed a customary investment representation letter, and the certificates for the shares were stamped with a restricted stock legend.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	SEC Reference Number	Title of Document	Location

3.1	3	Articles of Incorporation	This Filing
3.2	3	Bylaws	This Filing
5.1	5	Opinion and Consent of Mark N. Schneider, A Professional Corporation	This Filing
10.1	10	Warrant to Purchase Securities Between Castwell Precast Corporation and Cambria Investment Fund, LP dated November 14, 2005	This Filing

10.2	10	Form of Proceeds Escrow Agreement between Castwell Precast Corporation and Colonial Stock Transfer dated _____, 2007	This Filing
23.1	23	Consent of Madsen & Associates CPA’s, Inc., Independent Registered Accounting Firm	This Filing
23.2	23	Consent of Mark N. Schneider, A Professional Corporation	Included in Exhibit 5.1

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on July 16, 2007.

Castwell Precast Corporation

By:	/s/ Mathew Martindale

Mathew Martindale

President

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Mathew Martindale Mathew Martindale	President and Director (Principal Executive Officer)	July 16, 2007
/s/ Jason T. Haislip Jason T. Haislip	Secretary, Treasurer and Director (Principal Financial and Accounting Officer)	July 16, 2007